SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


                                December 7, 2005
                                (Date of Report)
                        (Date of earliest event reported)

                             JOHN WILEY & SONS, INC.
             (Exact name of registrant as specified in its charter)

                                    New York
                    (State or jurisdiction of incorporation)

0-11507                                       13-5593032
--------------------------------------        ----------------------------------
Commission File Number                        IRS Employer Identification Number

111 River Street, Hoboken NJ                  07030
--------------------------------------        ----------------------------------
Address of principal executive offices        Zip Code

Registrant's telephone number, including area code:  (201) 748-6000
                                                     ---------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     [ ] Written  communications  pursuant  to Rule 425 under the  Securities
         Act(17 CFR 230.425)
     [ ] Soliciting  material  pursuant  to Rule 14a-12  under the  Exchange
         Act(17 CFR 240.14a-12)
     [ ] Pre-commencement  communications pursuant to Rule 14d-2(b) under the
         Exchange Act (17 CFR 240.14d-2(b))
     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

                  This is the first page of a 12-page document.

ITEM 9:        REGULATION  FD  DISCLOSURE

               The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On December 7, 2005, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the second quarter of fiscal year 2006. A copy of the Company's press release is attached hereto as Exhibit 99.1 and incorporated.


Exhibit No.    Description

       99.1 Press release dated December 7, 2005 titled "John Wiley and Sons, Inc., Reports Revenues and Earnings Growth for the Second Quarter" (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

                                                                    Exhibit 99.1
Ellis E. Cousens
Executive Vice President, Chief Financial & Operations Officer
John Wiley & Sons, Inc.
(201) 748-6534


                         John Wiley & Sons, Inc. Reports
               Revenue and Earnings Growth for the Second Quarter


Hoboken, NJ, December 7, 2005 -- John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that second quarter revenue of $263 million increased 6% from $247 million in the previous year's second quarter. Earnings per diluted share for the second quarter increased 7% to $0.45 from $0.42 in the prior year. Operating income increased 8%, while net income increased 2% over last year's second quarter. Net income was adversely affected by increased interest expense and a higher effective tax rate. The quarter's results were driven primarily by our global Scientific, Technical and Medical and Professional/Trade businesses. Higher Education's revenue also strengthened during the quarter.

For the first half of fiscal year 2006, Wiley's revenue advanced 5% to $499 million. Earnings per diluted share for the six-month period increased 5% to $0.78, excluding the income tax benefit described below. Earnings per diluted share for the six-month period including the tax benefit was $0.91. Operating income increased 7% for the six months.

"Wiley had a solid second quarter with all of our businesses contributing to the year-on-year revenue growth. Our global Scientific, Technical and Medical business continued to perform well. U.S. Professional/Trade revenue increased 7%. Results for our European Segment were particularly strong. Higher Education rebounded from a sluggish first quarter," said William J. Pesce, President and Chief Executive Officer.

Mr. Pesce concluded, "Based on year-to-date results, leading indicators, and market conditions, we anticipate full-year revenue growth in the mid-to-high single digits and EPS growth in the high single digits."

During the first half of fiscal year 2006, the Company repurchased approximately
1.4 million shares of common stock at an average price of $39.58.

As previously disclosed in the Company's Annual Report filed on Form 10-K for fiscal year 2005, the Company recorded a tax benefit of approximately $7.5 million, or $0.12 per diluted share in the first quarter of fiscal year 2006 and reduced income taxes due on the fiscal year 2005 repatriation of earnings from its European subsidiaries. The tax benefit offsets a tax charge recorded in the fourth quarter of fiscal year 2005, neither of which had a cash impact to the Company. The Company has excluded this tax item from its analytical and narrative discussion for comparative purposes so as to not distort the underlying operating performance of the Company.

Several Wiley authors, contributors, and editors were named as Nobel laureates in October. Robert H. Grubbs, Richard R. Schrock, and Yves Chauvin, who are associated with a number of Wiley publications including Angewandte Chemie, Journal of Polymer Science, Part A: Polymer Chemistry, and Handbook of Metathesis, were awarded the 2005 Nobel Prize in Chemistry. Theodor Hansch, who is a member of the editorial board of Laser Physics Review, was a co-recipient of the 2005 Nobel Prize in Physics.

Raymond W. McDaniel, Jr., Chairman and Chief Executive Officer of Moody's Corporation (NYSE: MCO) was elected to Wiley's Board of Directors during the Company's Annual Meeting in September. Shortly after the close of the second quarter, John L. Marion, Jr. resigned from his position on Wiley's Board of Directors to devote additional time fulfilling other business interests and responsibilities.

In October, Wiley was one of five publishers that filed a lawsuit against Google on behalf of the publishing industry over Google's plans to digitally copy and distribute copyrighted works without permission of the copyright owners. The lawsuit was filed after lengthy discussions broke down between publishers and Google regarding the copyright infringement implications of the Google Print Library Project. "Publishers are investing millions of dollars creating content with authors and making it available online. Wiley is committed to providing more access to more content to more customers around the world than it ever has in its nearly 200-year history. We have been pursuing and will continue to pursue this vision in collaboration with partners who respect the intellectual property of our authors and our Company," explained Mr. Pesce.


Segment Highlights

Professional/Trade (P/T)
------------------------

Wiley's U.S. P/T revenue for the second quarter advanced 7% over the prior year. Despite the impact of the hurricanes on retail sales during the last six weeks of the quarter, nearly all of P/T's publishing categories showed growth, with the technology and business book programs performing especially well. Revenue from the Company's acquisition of Sybex, a global publisher of computer and software information technology titles, contributed approximately $3.5 million to the revenue growth for the quarter. Licensing of rights also had a positive effect on results. Year-to-date revenue was up 5% over the prior year. Direct contribution to profit declined 2% for the quarter, but increased 6% for the six months. The second quarter results reflect the effect of product mix, specifically increased sales of higher-cost imported titles and consumer cooking titles. The timing of advertising costs also impacted profits during the quarter.

Several P/T titles received considerable attention from the media and customers, including Michael Gurian/The Minds of Boys; Ken Dychtwald and Daniel J. Kadlec/The Power Years: A User's Guide to the Rest of Your Life; Cheryl Dellasega/Mean Girls Grown Up; Matthew Simmons/Twilight in the Desert; and Marc Siegel/False Alarm: The Truth About the Epidemic of Fear. Five Wiley titles, Addison Wiggin/The Demise of the Dollar...and Why It's Great For Your Investments; Patrick Lencioni/The Five Dysfunctions of a Team; Andrew Heron and Edmund James/SuDoku For Dummies; Eric Tyson and Ray Brown/Home Buying For Dummies; and Eric Tyson/Investing For Dummies, were featured on major bestseller lists during the quarter. Pietra Rivoli/The Travels of a T-Shirt in the Global Economy and Constantinos C. Markides and Paul O. Geroski/Fast Second: How Smart Companies Bypass Radical Innovation to Enter and Dominate New Markets were selected as two of the five finalists for The Financial Times and Goldman Sachs Business Book of the Year.

A number of key titles published during the second quarter, notably the The Betty Crocker Cookbook Tenth Edition; the Spanish language Cocina Betty Crocker; Doug Radcliff and Michael Rymazewski/Age of Empires III: Sybex Official Strategies and Secrets, published as a result of an exclusive arrangement with Microsoft and timed to be on the shelf when the popular software game was released; and David C. Downing/Into the Wardrobe: C.S. Lewis and the Chronicles of Narnia, which should benefit from the late November release of the movie version of the classic book.

During the quarter, Wiley signed an agreement with MSN.com to license the Frommer's database, as well as content from many Frommer's titles, for the travel pages on MSN.com. The Company also reached agreements with TaxAct.com for content from J.K. Lasser tax titles and Lifescan.com for three titles, Maggie Powers/The ADA Guide to Eating Right with Diabetes; Joseph Juliano/When Diabetes Complicates Your Life; and Linn Goldberg and Diane L. Elliot/The Healing Power of Exercise.

Scientific, Technical, and Medical (STM)
----------------------------------------

Wiley's U.S. STM business recorded strong second quarter and year-to-date results with revenue up 6% over the prior year periods. Subscription and non-subscription journal revenue, such as journal backfiles, advertising, and the sale of databases, contributed to the year-on-year growth. The STM book program continues to perform well against a strong performance last year. Direct contribution to profit for the second quarter and first half of fiscal year 2006 increased 10%, reflecting the positive effect of higher non-subscription journal revenue and lower journal printing costs.

New and renewed Enhanced Access Licenses were signed by customers around the world who continue to take advantage of Wiley InterScience's wide range of access options, which is reflected in the continuing growth in usage. Full-text accesses to Wiley InterScience during the first six months of the fiscal year increased 68% over the same period in the previous year.

During the second quarter, Wiley completed its acquisition of InfoPOEM, Inc., a leading provider of evidence-based medicine (EBM) content and web-based search tools. InfoPOEM delivers daily email summaries of medical evidence and provides a web-based software tool, called InfoRetriever, that enables access to EBM resources at the clinical point-of-care via desktop computers and personal digital assistants. The acronym POEM stands for "Patient-Oriented Evidence that Matters." POEMs are selected from over 100 leading peer-reviewed medical journals.

Higher Education
----------------

Revenue of Wiley's U.S. Higher Education business increased 3% during the second quarter and 1% for the first half of the year. The second quarter growth was driven by solid sales of science, business, mathematics, and engineering titles, partially offset by softness in social science. Direct contribution to profit declined 6% for the quarter, but increased 1% for the six-month period as compared to prior year. The second quarter decline was mainly due to the timing of costs related to the frontlist.

Sales were driven by notable titles, such as Gerard J. Tortora and Bernard H. Derrickson/Principles of Anatomy and Physiology, 11th edition; Jerry J. Weygandt, Donald E. Kieso, and Paul D. Kimmel/Financial Accounting with Annual Report, 5th edition; and Deborah Hughes-Hallet/Calculus, 4th edition.

WileyPLUS (formerly eGrade Plus) continues to gain momentum as more students and professors are introduced to this integrated suite of resources organized in one easy-to-use website around teaching and learning activities. Now available with approximately 100 titles, WileyPLUS allows instructors to customize course content, create class presentations, assign homework and quizzes for automatic grading, and track student progress. More than 130,000 units of WileyPLUS have been sold this semester, representing a 170% increase over the same period last year. Sales of WileyPLUS are deferred with the majority of the revenue being recognized over the course of the second half of this fiscal year. Excluding the impact of the deferral, Higher Education revenue would have increased in the quarter and for the six months to 4% and 3%, respectively.

Europe
------

Wiley Europe's second quarter revenue was up 13% over prior year, or 14% excluding foreign currency effects. For the first six months of the year, revenue increased 10% including and excluding foreign currency effects. Growth in P/T and STM drove the solid gains. Excluding foreign currency effects, direct contribution to profit for the second quarter and six-month period improved over the prior year by 18% and 9%, respectively. Revenue growth and product mix contributed to the improvement.

The success of Andrew Heron and Edmund James/SuDoku For Dummies in Europe and the U.S. contributed to the revenue growth. Sales of The Cochrane Collection, which is now fully available through Wiley InterScience, were strong throughout Wiley Europe's markets.

Other highlights of Wiley Europe's second quarter included the simultaneous publication of English and German language versions of the lavishly illustrated Enduring Passion: The Story of the Mercedes Benz Brand by Leslie Butterfield , with a significant promotional buy-back from Daimler Chrysler. Tony Levene/Paying Less Tax 2005/2006 For Dummies was the U.K.'s best-selling tax guide in September.

Wiley Europe completed the acquisition of four journals during the second quarter. Three titles were acquired from Leaf Coppin Publishing - Lubrication Science, Journal of Synthetic Lubrication, and TriboTest, which expand the Company's presence in the field of tribology and complements the book program acquired last year from Professional Engineering Publishing. The Company also acquired the International Journal of Medical Robotics and Computer Assisted Surgery from Robotics Publications to enhance its portfolio in surgery.

Asia, Australia,  and Canada
----------------------------

Wiley's revenue in Asia, Australia, and Canada was up 12% during the second quarter, or 7% excluding foreign currency effects. STM and P/T growth in Asia and technology books in Canada drove the improvement. For the first half of the year, revenue increased 8%, or 3% excluding foreign currency translation effects. Excluding foreign currency effects, direct contribution to profit for the second quarter and six-month period declined from the prior year, mainly due to product mix and higher planned marketing and sales costs.

In Asia, all of Wiley's businesses contributed to the strong revenue growth, particularly in India, Taiwan, Japan, Singapore, and China. STM books continue to build on the momentum gained over the past year, with growth across all product lines. Second quarter results in Australia were affected by a delay of sales in higher education and secondary school markets. The peak selling period for education in Australia begins in the second half of the Company's fiscal year. Wiley Canada's performance during the second quarter was encouraging.



Conference Call
---------------

Wiley will hold a conference call today, Wednesday, December 7, 2005, at 10:30 a.m. (EST) to discuss its financial results for the second quarter of fiscal year 2006. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (800) 310-1961

International callers may participate by dialing:  (719) 457-2692

A replay of the call will be available from 1:30 p.m. (EST) on Wednesday, December 7 through midnight (EST) on Tuesday, December 13, by dialing (888) 203-1112 or (719) 457-0820 and entering Passcode 5854339.

A      live      audio       Webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  Webcast   will  be
accessible for 14 days afterwards.

"Safe Harbor"  Statement under the Private
Securities  Litigation Reform Act of 1995
------------------------------------------

This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i)the level of investment in new technologies and products; (ii)subscriber renewal rates for the Company's journals; (iii)the financial stability and liquidity of journal subscription agents; (iv)the consolidation of book wholesalers and retail accounts; (v)the market position and financial stability of key online retailers; (vi)the seasonal nature of the Company's educational business and the impact of the used book market;
(vii)worldwide economic and political conditions; (viii)the Company's ability to protect its copyrights and other intellectual property worldwide and (ix)other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Founded in 1807, John Wiley & Sons, Inc. provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.

                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                            OCTOBER 31, 2005 AND 2004
                    (in thousands, except per share amounts)

                                                           Second Quarter Ended                   Six Months Ended
ADJUSTED                                                        October 31,                           October 31,
--------                                             ----------------------------------   -----------------------------------
                                                       2005        2004        % Change     2005         2004       % Change
                                                     -------     -------       --------   -------      -------      --------
Revenue                                          $   262,683     247,050          6%      499,432      473,989          5%

Costs and Expenses
     Cost of Sales                                    86,589      85,247          2%      163,410      160,476          2%
     Operating and Administrative Expenses           129,573     119,168          9%      254,279      237,602          7%
     Amortization of Intangibles                       3,050       2,511         21%        6,116        5,010         22%
                                                     -------     -------                  -------      -------
     Total Costs and Expenses                        219,212     206,926          6%      423,805      403,088          5%
                                                     -------     -------                  -------      -------

Operating Income                                      43,471      40,124          8%       75,627       70,901          7%
     Operating Margin                                  16.5%       16.2%                    15.1%        15.0%

Interest Expense and Other, Net                        2,323       1,560                    3,831        2,747
                                                     -------     -------                  -------      -------

Income Before Taxes                                   41,148      38,564          7%       71,796       68,154          5%

Adjusted Provision for Income Taxes                   14,144      12,105                   24,411       21,811
                                                     -------     -------                  -------      -------

Adjusted Net Income                              $    27,004      26,459          2%       47,385       46,343          2%
                                                     =======     =======                  =======      =======


Adjusted Income Per Share
     Diluted                                     $      0.45        0.42          7%         0.78         0.74          5%
     Basic                                       $      0.46        0.43                     0.81         0.76



Reconciliation of Non-GAAP Adjusted Financial Disclosure
--------------------------------------------------------

Adjusted Net Income                              $    27,004      26,459                   47,385       46,343
Tax Benefit (A)                                            -           -                    7,476            -
                                                     -------     -------                  -------      -------
     Net Income - as Reported                    $    27,004      26,459          2%       54,861       46,343         18%
                                                     =======     =======                  =======      =======

Adjusted Income Per Share - Diluted              $      0.45        0.42                     0.78         0.74
Tax Benefit (A)                                            -           -                     0.12            -

     Income Per Share - Diluted as Reported      $      0.45        0.42          7%         0.91         0.74         23%
                                                     =======     =======                  =======      =======
Average Shares
     Diluted                                          60,497      62,548                   60,568       62,731
     Basic                                            58,578      61,054                   58,746       61,240

(A) The Adjusted amounts above exclude $7.5 million, or $.012 per diluted share, of tax benefits associated with the reversal of a tax accrual recorded on the repatriation of dividends from European subsidiaries in the fourth quarter of fiscal year 2005. On May 10, 2005, the US Internal Revenue Service issued Notice 2005-38. The notice provided for a tax benefit that fully offset the tax accrued by the Company on foreign dividends in the fourth quarter of fiscal year 2005. The current tax benefit and the corresponding fourth quarter tax accrual had no cash impact on the Company.

     The Company's management evaluates operating performance excluding unusual and/or nonrecurring events. The Company believes excluding such events provides a more effective and comparable measure of performance. Since the adjusted amounts are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as reported, as an indicator of operating performance.


                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                            OCTOBER 31, 2005 AND 2004
                    (in thousands, except per share amounts)


                                                    Second Quarter Ended                      Six Months Ended
                                                         October 31,                             October 31,
                                            ------------------------------------   ---------------------------------------
                                               2005         2004        % Change      2005          2004         % Change
                                            ---------     --------      --------   ----------     --------       ---------
Revenue
----------------------------------------
US Segment
     Professional/Trade                  $   94,943        89,089           7%       173,459      164,997           5%
     Scientific, Technical and Medical       49,355        46,696           6%        98,108       92,902           6%
     Higher Education                        41,800        40,675           3%        87,342       86,150           1%
                                            ---------     --------                 ----------     --------
Total US                                    186,098       176,460           5%       358,909      344,049           4%
European Segment                             76,782        67,725          13%       139,908      127,248          10%
Asia, Australia & Canada Segment             30,179        26,932          12%        54,335       50,398           8%
Intersegment Sales Eliminations             (30,376)      (24,067)         26%       (53,720)     (47,706)         13%
                                            ---------     --------                 ----------     --------
Total Revenue                            $  262,683       247,050           6%       499,432      473,989           5%
                                            =========     ========                 ==========     ========

Direct Contribution to Profit
----------------------------------------
US Segment
     Professional/Trade                  $   25,561        26,155          -2%        44,403       41,706           6%
     Scientific, Technical and Medical       23,472        21,397          10%        48,017       43,666          10%
     Higher Education                        11,701        12,392          -6%        28,720       28,443           1%
                                            ---------     -------                  ----------     --------
Total US                                     60,734        59,944           1%       121,140      113,815           6%
European Segment                             25,265        21,814          16%        43,892       40,508           8%
Asia, Australia & Canada Segment              5,949         5,813           2%         9,200        9,004           2%
                                            ---------     --------                 ----------     --------
Total Direct Contribution to Profit          91,948        87,571           5%       174,232      163,327           7%


Shared Services and Administrative Costs
----------------------------------------
      Distribution                          (12,606)      (12,019)          5%       (24,454)     (23,758)          3%
      Information Technology & Development  (15,189)      (12,963)         17%       (30,241)     (25,232)         20%
      Finance                                (7,749)       (7,901)         -2%       (15,609)     (15,240)          2%
      Other Administration                  (12,933)      (14,564)        -11%       (28,301)     (28,196)          0%
                                            ---------     --------                 ----------     ---------
Total Shared Services and Admin. Costs      (48,477)      (47,447)          2%       (98,605)     (92,426)          7%

Operating Income                         $   43,471        40,124                     75,627       70,901
                                            =========     ========                 ==========     =========

                             JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)

                                                                                           October 31,
                                                                                   ---------------------------        April 30,
                                                                                       2005            2004             2005
                                                                                   -----------     -----------      -----------
Current Assets
       Cash & cash equivalents                                            $           17,564          18,359           89,401
       Marketable securities                                                           -                -              10,000
       Accounts receivable                                                           161,553         142,066          137,787
       Inventories                                                                    87,329          77,672           83,372
       Deferred income tax benefit                                                     5,921          12,320            5,921
       Other current assets                                                           11,360          11,638           12,437
                                                                                   -----------     -----------      -----------
       Total Current Assets                                                          283,727          262,055          338,918
Product Development Assets                                                            63,148           59,231           61,511
Property, Equipment and Technology                                                   104,897          114,758          115,383
Intangible Assets                                                                    303,416          280,736          291,041
Goodwill                                                                             196,938          195,354          195,563
Deferred Income Tax Benefit                                                            4,359            7,588            4,285
Other Assets                                                                          27,231           21,917           25,868
                                                                                   -----------     -----------      -----------
       Total Assets                                                                  983,716          941,639        1,032,569
                                                                                   ===========     ===========      ===========

Current Liabilities
       Accounts and royalties payable                                                95,901           71,056           70,958
       Deferred subscription revenues                                                56,416           50,103          142,766
       Accrued income taxes                                                          31,334           30,352           36,376
       Other accrued liabilities                                                     70,369           69,405           91,211
                                                                                   -----------     -----------      -----------
       Total Current Liabilities                                                    254,020          220,916          341,311
Long-Term Debt                                                                      232,190          200,000          196,214
Accrued Pension Liability                                                            65,160           52,171           62,116
Other Long-Term Liabilities                                                          35,565           31,250           34,652
Deferred Income Taxes                                                                 3,895            2,628            1,702
Shareholders' Equity                                                                392,886          434,674          396,574
                                                                                   -----------     -----------      -----------
       Total Liabilities & Shareholder's Equity                            $        983,716          941,639        1,032,569
                                                                                   ===========     ===========      ===========

                           STATEMENT OF FREE CASH FLOW

                                                                                   Six Months Ended
                                                                                      October 31,
                                                                           --------------------------------
                                                                                2005              2004
                                                                           -------------     --------------
Operating Activities:
       Net income                                                        $     54,861            46,343
       Amortization of intangibles                                              6,116             5,010
       Amortization of composition costs                                       17,346            16,569
       Depreciation of property, equipment and technology                      16,367            15,123
       Tax benefit on foreign dividend repatriation                            (7,476)                -
       Non-cash charges and other                                              30,713            28,850
       Change in deferred subscription revenue                                (86,973)          (77,965)
       Net change in operating assets and liabilities                         (24,360)          (14,151)
                                                                           -------------     --------------
              Cash Provided by Operating Activities                             6,594            19,779


Investments in organic growth:
       Additions to product development assets                                (33,371)          (28,255)
       Additions to property, equipment and technology                         (9,018)          (10,984)
                                                                           -------------     --------------
               Free Cash Flow                                                 (35,795)          (19,460)


Other Investing and Financing Activities:
       Acquisitions, net of cash                                              (24,562)           (7,662)
       Sale of marketable securities                                           10,000                 -
       Borrowings of long-term debt                                            39,842                 -
       Purchase of treasury shares                                            (54,896)          (30,657)
       Cash dividends                                                         (10,686)           (9,103)
       Proceeds from issuance of stock on option exercises and other            4,595             2,853

Effects of Exchange Rate Changes on Cash                                         (335)              361
                                                                           -------------     --------------

Decrease in Cash and Cash Equivalents for Period                         $    (71,837)          (63,668)
                                                                           =============     ==============

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized



                                     JOHN WILEY & SONS, INC.
                                     Registrant



                                     By    /s/ William J. Pesce
                                           _____________________________________

                                           William J. Pesce
                                           President and Chief Executive Officer



                                     By    /s/ Ellis E. Cousens
                                           _____________________________________

                                           Ellis E. Cousens
                                           Executive Vice President and
                                           Chief Financial & Operations Officer





                                     Dated:    December 7, 2005